Exhibit 3.1(a)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of RIVERSIDE ENTERTAINMENT, INC., Resolutions were duty adopted setting forth proposed amendments of the Certificate of Incorporation of said corporations, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The Resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the certificates of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows: “The name of this Corporation is AXIS TECHNOLOGIES GROUP, INC.”

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be said and read as follows:

“Capital Structure”

4.1           Aggregate Shares, Classes and Series. The aggregate number of shares of capital stock which the Corporation shall have authority to issue shall be unchanged with five hundred million (500,000,000) shares of stock designated “Common Stock”, par value $0,001 per share.

All shares of any one series shall be alike in every particular. In establishing a series, the Board of directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series. Shares of Common Stock shall, in any case, have unlimited voting rights and unfettered rights to receive the net assets of the Corporation upon dissolution, regardless of series designations, which rights may nonetheless be shared with other classes of stock.

4.2           Consideration for Shares. Each share of stock, when issued, shall be fully paid and non-assessable. The shares of the Corporation shall be issued for such consideration expressed in dollars as shall be fixed from time to time by the Board of Directors of the Corporation. The consideration for the issuance of shares may be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation. The judgment of the Board of Directors as to the value of and property or services received shall, in the absence of fraud or bad faith, be conclusive upon all persons.

Riverside Entertainment, Inc.
Certificate of Amendment

4.3           Reverse Split of the Company’s Issued and Outstanding Common Stock. The issued and outstanding Common Stock of the Corporation shall be reverse split on a basis of 1 new, reverse split share in exchange for each 1,000 shares of currently issued and outstanding Common Stock, payable, on a pro rata basis, to all shareholders of record on the effective date of the Certificate of Amendment to the Certificate of Incorporation, or such later or other date as required by the NASDAQ Stock Market, which may determine the effective date and implementation of the reverse split of the Corporation’s Common Stock. Thus, on the effective date, each shareholder of record of the Corporation’s Common Stock, shall have their total number of shares divided by the denominator of 1,000, giving a post-split number of shares held of record by the shareholder, subject to adjustment upwards for all fractional shares. All fractional shares resulting from the reverse split shall be rounded up to the next whole share. This reverse split of the Common Stock shall not alter, affect or otherwise change the stated par value of the Common Stock, the authorized capital, or any other preferences, rights and restrictions thereof.

4.4           Effective Date for Reverse Split. The Effective Date for the reverse split shall be set as the open of trading, MONDAY, OCTOBER 2nd, 2006.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporations was only called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Deliverance at which meeting the necessary number of shares as required by statute were voted in favor of amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of September A.D. 2006.

By:	/s/ Jeffrey B. Loth
Authorized Officer

Name: Jeffrey B. Loth

Title: Director and Corporate Secretary

Riverside Entertainment, Inc
Certificate of Amendment